FOMO CORP

September 30, 2021

LED Funding IV LLC
PO Box 33
Madison, NJ 07940

&

Lux Solutions LLC
5012 Cross Ridge Ct
Woodstock, GA 30188

Gentlemen:

This will serve to memorialize the revised agreement regarding the payment obligations of FOMO CORP. (FOMO) to the members of LED Funding IV LLC (LEDF) & Lux Solutions LLC (Lux) pursuant to FOMO's acquisition of LEDF & Lux and supersedes all prior written agreements with all such payments being split 58.33% to LEDF & 41.67% to Lux:

*FOMO will make a breakup up fee payment in the total amount of $200,000 from the proceeds of its 9/15/21 agreement with Tysadco. FOMO agrees to make this payment promptly upon receipt of the Tysadco funds and this payment will be credited against the total cash payment agreed to be paid to complete the acquisition of LEDF & Lux acquisition at final closing.

•Upon signing of this agreement, FOMO will make a payment of 6 MM Series B preferred shares convertible into 6 BN common shares of FOMO. FOMO further agrees that it will approve the conversion of 2 MM of such Series B preferred shares into a total of 2 BN common shares with a notification of such conversion being sent to the Transfer Agent and, finally, that it will make its best efforts register the 2 BN shares with the SEC on Form S1 within 90 days after final closing but not later than January 15,2022.

•Upon completion of the two preceding bullets, the members of LEDF & Lux agree to transfer a forty (40) percent interest in each of LEDF & Lux to FOMO

•FOMO agrees that two-thirds (2/3) of the first $1 MM raised under the currently effective Form S1 will be used for the acquisition of LEDF and Lux and, thereafter, that fifty (50) percent of the excess over the $1 MM raised will likewise be used for the acquisition of LEDF and Lux until the total of all cash payments to be made including the Tysadco payment amount to $3 MM or such lower amount as set forth below. All such cash funds raised will be held in escrow until final closing and will be credited toward the initial agreed acquisition price consisting of $3 MM in cash, $3 MM in sellers' notes and 6 MM Series B convertible preferred shares.

•In the event that FOMO raises less than $1.5 in cash (including the Tysadco funds) by 12/31/21, then there will be a mutual clawback in that FOMO will return its forty (40) percent membership interest in LEDF and Lux to their original members and, at the same time, the original members of LEDF & Lux will return the 6 MM FOMO Series B convertible preferred stock to FOMO. Alternatively, in the event that a minimum of $1.5 MM in cash is raised by FOMO for the acquisition, then the cash & seller notes composition will be adjusted, i.e., if only $1.5 MM in cash is raised, then the sellers' notes will be $4.5 MM with the stock component remaining unchanged.

VQI

•Sellers' notes will be issued to the members of LEDF & Lux at final closing. The notes will be subordinated, noninterest bearing notes with a one-year maturity which may be extended by an additional year. Repayment of the notes will come from the cash earnings of LEDF & Lux. The notes will also be convertible at the holders' option in FOMO common shares at the price of $.004 per common share.

Other terms and conditions include:

•LEDF and Lux agree that all sales of Light Progress's UV-C air disinfecting fan to the US Navy will continue to be recorded by Lux.

•FOMO agrees that any refundable Federal Employee Retention Tax Credits for the quarterly payroll periods in 2020 and 2021 through the date of closing and claimed by Lux based on filed returns will be paid over to David Kemp and JohnDavid Thompson. If the complete acquisition by FOMO occurs prior to any payroll tax quarter ended before or with 12/31/21 and which has not been claimed by Lux based on filed tax returns, then the credit will be apportioned between FOMO and David Kemp and JohnDavid Thompson based on days with each quarter. These credits will not be considered as payments by FOMO on either the sellers' notes or the cash payment and will be disbursed promptly upon receipt directly to David Kemp and JohnDavid Thompson in the form of payroll payments post the FOMO acquisition

•The date of the final closing is extended to 12/31/21.

If the above is acceptable, please sign where indicated below.

Sincerely,

Vik Grover
CEO
FOMO CORP.

Agreed to and accepted as of the above date:

William F. Butler
CEO
LED Funding IV LLC

Agreed to and accepted as of the above date:

____

Henry G. Geier
Chairman
LED Funding IV LLC

Agreed to and accepted as of the above date:

____

David Kemp
Member
Lux Solutions LLC

Agreed to and accepted as of the above date:

____

JohnDavid Thompson
Member
Lux Solutions LLC